Exhibit 23.1

[letterhead of McGrail Merkel Quinn & Associates]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the amended Registration Statement on Form SB-2 (File No. 333-143601) filed with the Securities and Exchange Commission, the amended Registration Statement on Form S-4 (File No. 333-143600) filed with the Securities and Exchange Commission, and the amended Application for Approval of Conversion on Form AC filed with the Office of Thrift Supervision of our report dated March 23, 2007 on the consolidated financial statements of North Penn Bancorp, Inc. and subsidiary. We also consent to the references to us under the heading “Experts” and “Legal and Tax Opinions” in the Registration Statements on Form SB-2 and Form S-4 and the Form AC.

/s/ McGrail Merkel Quinn & Associates
McGrail Merkel Quinn & Associates

Scranton, Pennsylvania

July 30, 2007